Exhibit 21.1
List of Subsidiaries of US BioEnergy Corporation
The following entities will be the subsidiaries of US BioEnergy Corporation upon the completion of the offering:

Name	Jurisdiction of Organization
US Bio Platte Valley, LLC	Nebraska
US Bio Woodbury, LLC	Michigan
US Bio Albert City, LLC	Iowa
US Bio Ord, LLC	Nebraska
US Bio Hankinson, LLC	North Dakota
US Bio Janesville, LLC	Minnesota
Big River Grinnell, LLC	Iowa
US Bio Springfield, LLC	Minnesota
US Bio Dyersville, LLC	Iowa
United Bio Energy Ingredients, LLC	Kansas
UBE Services, LLC	Kansas
Provista Renewable Fuels Marketing, LLC	Kansas